UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 13, 2022

TALARIS THERAPEUTICS, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40384	83-2377352
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

93 Worcester St. Wellesley, Massachusetts		02481
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 502 398-9250

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TALS	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Nicholas G. Galakatos from the Board of Directors

On May 13, 2022, Nicholas G. Galakatos, Ph.D., a member of the board of directors (the “Board”) of Talaris Therapeutics, Inc. (the “Company”), notified the Company of his intent to resign from the Board and the Compensation Committee of the Board, effective as of May 16, 2022 (the “Effective Date”). Dr. Galakatos’ departure from the Board is not due to any disagreement with the Company or the Board on any matter relating to the operations, policies or practices of the Company.

Appointment of Karen Smith to the Board of Directors

On May 16, 2022, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Dr. Karen Smith, M.D., Ph.D., MBA, effective as of the Effective Date, to fill the vacancy created Dr. Galakatos’ resignation. Dr. Smith will serve as a Class II director of the Company for a term expiring on the date of the Company’s annual meeting of stockholders to be held in 2023, or until her earlier death, resignation or removal.

Dr. Smith joins the Talaris team with over 20 years of biopharmaceutical industry experience overseeing more than 50 clinical trials and more than 20 regulatory approvals leading to global product launches of small molecules, biologics and devices. Dr. Smith currently serves as the Chief Medical Officer at Novosteo, Inc. and as a member of the Board of Directors of Sangamo Therapeutics, Inc., Capstan Therapeutics and Antares Pharma, Inc. Dr. Smith received a B.App.Sc. in biotechnology and a B.Sc. in hematology from Curtin University of Technology, an M.D. from the University of Warwick, her Ph.D. in oncology molecular genetics from the University of Western Australia, an MBA from the University of New England in Australia, and a Master of Laws (LLM) in health law from the University of Salford.

The Board has affirmatively determined that Dr. Smith is an independent director pursuant to the Nasdaq Stock Market’s governance listing standards and those rules and regulations issued pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). There are no arrangements or understandings between Dr. Smith and any other person pursuant to which Dr. Smith was appointed as a director. There are no transactions to which the Company is a party and in which Dr. Smith has a material interest that are required to be disclosed under Item 404(a) of Regulation S-K. Dr. Smith has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.

Dr. Smith was also appointed to serve as a member of the Compensation Committee of the Board, effective as of the Effective Date (the “Compensation Committee”). The Board has determined that Dr. Smith meets the requirements for independence of compensation committee members under the applicable listing standards of Nasdaq and the Exchange Act. Effective as of Effective Date, the Compensation Committee is composed of Geoff MacKay, Francois Nader and Dr. Smith, and is chaired by Mr. MacKay.

In connection with the appointment of Dr. Smith to the Board, Dr. Smith will be entitled to the standard cash compensation paid by the Company to all of its non-employee directors under the Company’s Non-Employee Director Compensation Policy (the “Compensation Policy”). In addition, under the Compensation Policy, upon her election as a director on the Effective Date, Dr. Smith was granted an option to purchase 29,002 shares of the Company’s common stock at an exercise price per share of $6.54. This option shall vest in equal annual installments over three years from the date of grant; provided, however, that all vesting shall cease if the director ceases to have a service relationship, unless the Board determines that the circumstances warrant continuation of vesting. In addition, Dr. Smith will enter into an indemnification agreement with the Company consistent with the form of indemnification agreement entered into between the Company and its existing non-employee directors, a copy of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1/A (File No. 333-255316) filed with the Securities and Exchange Commission on May 3, 2021.

Item 7.01	Regulation FD Disclosure.

On May 17, 2022, the Company issued a press release regarding the appointment of Dr. Smith and the departure of Mr. Galakatos. The full text of the press release is furnished as Exhibit 99.1 hereto. The information in Exhibit 99.1 hereto is intended to be furnished and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

99.1	Press Release issued by Talaris Therapeutics, Inc. on May 17, 2022.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Talaris Therapeutics, Inc.

Date: May 17, 2022	By:	/s/ Scott Requadt
Scott Requadt
President and Chief Executive Officer